Exhibit 10.1

BUSINESS CONFIDENTIALITY, COOPERATION, TERMINATION, SETTLEMENT AND RELEASE

This lawful instrument is entered into by and between the parties: on one hand, WHIRLPOOL S/A, a legal entity located at Rua Olympia Semeraro, 675, Postal Code (CEP) 04183-901, Jardim Santa Emília, São Paulo (SP), enrolled with the National Corporate Taxpayers Register (CNPJ) under No. 59.105.999/0001-86; Whirlpool Eletrodomésticos AM S/A, a legal entity located at Estrada Torquato Tapajós, 7.500, Km. 12, Colônia Terra Nova, Manaus, AM, enrolled with the National Corporate Taxpayers Register (CNPJ) under No. 63.699.839/0001-80; Brasmotor Ltda., a legal entity located at Rua Olympia Semeraro, No. 675, ground floor, suite 3, Administrative Building 1, Postal Code (CEP) 04183 090, enrolled with the National Corporate Taxpayers Register (CNPJ) under No. 61.084.984/0001-20; Whirlpool do Brasil Ltda., a legal entity located at Rua Olympia Semeraro, No. 675, ground floor, suite 2, Administrative Building 1, Postal Code (CEP) 04183-901, enrolled with the National Corporate Taxpayers Register (CNPJ) under No. 46.267.514/0001-09; Whirlpool Comercial Ltda., a legal entity located at Rua Olympia Semeraro, No. 675, ground floor, suite 1, Administrative Building 1, Postal Code (CEP) 04183-901, enrolled with the National Corporate Taxpayers Register (CNPJ) under No. 58.359.480/0001-61, HACEB Whirlpool Industrial S.A.S. a Colombian company, with head office at CAR 48 # 59-21 Aut Norte, Copacabana, Antioquia, Colombia, taxpayer number 900666078-7, and, as an intervening consenting party, Whirlpool Corporation, a legal entity existing and incorporated under the laws of Delaware, United States of America, headquartered at 2000 N-M63, Benton Harbor, MI, 49022, hereinafter collectively referred to simply as WHIRLPOOL; and, on the other hand, João Carlos Costa Brega, bearer of identity card, Individual Taxpayers Register of the Ministry of Finance (CPF/MF), hereinafter referred to simply as the EMPLOYEE, collectively referred to as the PARTIES.

WHEREAS:

1. The EMPLOYEE has held the positions of DIR FINANCEIRO, DIRETOR OPER WASA CHILE, DIRETOR OP. WASA / CHILE / EXPORTAÇÃO, DIR FIN / P. ESTR / TI / OP. WASA-CHILE, DIRETOR FINANÇAS E ADMINISTRAÇÃO, DIR PRESIDENTE EMBRACO, WHIRLPOOL LAR CEO, PRESIDENTE WHIRLPOOL LAR & VP EXECUTIVO between November, 27th, 1995 and March, 31st, 2023, in accordance with his employment contract with WHIRLPOOL S.A., as well as statutory positions in the companies below, all of which belong to the same business group as WHIRLPOOL S.A., from all of which he is to resign, by executing separate instruments, on March, 31st, 2023 (unless otherwise provided by the PARTIES):

Legal entity	Position

Whirlpool S.A. CNPJ 59.105.999/0001-86	President of the Board

Whirlpool Eletrodomésticos AM S/A CNPJ 63.699.839/0001-80	President of the Board

Brasmotor Ltda. CNPJ 61.084.984/0001-20	Officer

Whirlpool do Brasil Ltda. CNPJ 46.267.514/0001-09	Officer

Whirlpool Comercial Ltda. CNPJ 58.359.480/0001-61	Officer

HACEB Whirlpool Industrial S.A.S. Código de contribuinte 900666078-7	Officer

2. The EMPLOYEE is entitled to indemnification against liability for actions taken in his capacity as a director and officer of Whirlpool S.A. and its affiliates under the terms set forth in the Whirlpool S.A. bylaws, the EMPLOYEE is covered by a Directors and Officers (D&O) insurance policy paid by WHIRLPOOL for all its directors and officers, that protects him against personal liability for such actions, according to the conditions set forth in the D&O insurance policy excluding actions taken in willful misconduct or in violation of his fiduciary duties. In the event the Directors and Officers (D&O) insurance policy does not cover or is insufficient to cover the EMPLOYEE, Whirlpool S.A. will proceed with the indemnification of the EMPLOYEE under the terms and within the limits set out in its bylaws. Indemnification under the terms of the Whirlpool S.A. articles of association and coverage under the D&O insurance policy will survive termination of his labor and/or statutory relationship with WHIRLPOOL;

3. The relationship between the parties has been governed by valid agreements which have been entered to in exercise of their full autonomy of will;

4. The EMPLOYEE represents and acknowledges that, as a result of his direct relationship with WHIRLPOOL, he has had access to information, including, without limitation, privileged, strategic, and confidential data, market insights, trade secrets, and businesses and transactions pertaining to WHIRLPOOL, the improper use or disclosure of which may cause major damage to WHIRLPOOL;

5. The EMPLOYEE represents and acknowledges that the execution of this Agreement (the “Agreement”), which contemplates termination, business confidentiality, cooperation, release and other covenants, is essential for the protection of the business, goodwill, and interests of WHIRLPOOL;

6. The EMPLOYEE represents and acknowledges that WHIRLPOOL has always timely and regularly performed all obligations relating to his employment contract with the EMPLOYEE as of the date hereof. Such employment contract is to be terminated on March, 31st, 2023 (“Separation Date”);

7. WHIRLPOOL is interested in protecting its business, confidential information, industrial and trade secrets, customer and supplier relationships, and other assets, to the extent and in the manner regulated in this Agreement;

8. The EMPLOYEE agrees that, upon receipt of the amount and indulgences established in this Agreement, he shall faithfully and fully comply with the provisions established in this Agreement;

9. The PARTIES acknowledge that the execution of this Agreement and compliance with the duties and arrangements thereunder are a valid, effective, legal, and binding obligation enforceable against them in accordance with the terms set forth herein;

10. The EMPLOYEE holds a higher education degree and earns a monthly salary which is greater than twice the maximum benefit limit of the General Social-Security Regime under article 444, sole paragraph of the Consolidation of Labor Laws (CLT);

11. The parties agree that the relationship of trust and the will to enter into this agreement is spontaneous and expresses their actual will, without any defect of consent, particularly in view of the position of high trust held by the EMPLOYEE;

12. The PARTIES wish to record their understandings and establish consultation procedures to clarify any doubts that may arise from their performance of their obligations hereunder, to ensure transparency and legal certainty with respect to the subject matter hereof;

13. The responsibility, conditions, and developments involved in the entire contractual scope and binding obligations gave rise to considerations and obligations between the parties;

Now, therefore, in view of the representations above, which fully portray their respective intentions and wills, the PARTIES have RESOLVED to establish the following clauses and conditions, which they irrevocably and irreversibly agree to abide by and comply with:

SECTION ONE – CONFIDENTIALITY, INTELLECTUAL PROPERTY AND COOPERATION

1.1 The EMPLOYEE represents and accepts that WHIRLPOOL is the exclusive owner, without limitation, of all industrial property, industrial technology, and intellectual property, including trade dress, in any products researched, manufactured, distributed, sold, imported, or exported by WHIRLPOOL, as the case may be, in Brazil and abroad, including patents, trademarks, industrial and trade secrets, research, development, and manufacturing methods and processes, confidential information, customer lists, experiences, market research, business plan, product launch strategies, formulas, product specifications and composition, innovations, improvements, organization methods, production methods and processes, know-how, maps, surveys, cost, price, and commercial margin calculation criteria, business and business negotiations, technical or non-technical data, customer names or lists, customer purchase volumes, purchase volumes of WHIRLPOOL, supplier lists, price lists, price structuring, businesses relating to the image of WHIRLPOOL, health, legal, and compliance issues, documents marked as “Confidential” or “Proprietary,” information known to be confidential or otherwise regarded as such by a person of common sense or confidentially transmitted by WHIRLPOOL or by its distributors, suppliers, or other persons, and any other data, papers, documents, records, and files used by WHIRLPOOL, whether or not registered with the relevant entities (hereinafter “Confidential Information”).

1.2 The EMPLOYEE understands and agrees that his position at WHIRLPOOL implied a relationship of confidentiality and full trust with regard to all Confidential Information that was disclosed to him, obtained by him, or created by him in the performance of his duties or came to his attention for any reason. Accordingly, the EMPLOYEE agrees not to disclose to any third parties, directly or indirectly, any Confidential Information or documents, in originals or copies, relating to Confidential Information on WHIRLPOOL or its affiliates or customers and shall keep such knowledge and information strictly confidential, refraining, without limitation, from making any type of use of any Confidential Information for his own benefit or to the detriment of WHIRLPOOL.

1.3 The EMPLOYEE shall comply with the principles of good faith and honesty and with the duties arising therefrom, such as those of loyalty, secrecy, cooperation, and information, refraining from adopting any conduct that harms the interests of WHIRLPOOL in any way.

1.4 The EMPLOYEE shall not criticize, ridicule, or make any statement or take any action that disparages or damages the reputation of WHIRLPOOL, as well as any of its respective shareholders, investors, officers, directors, agents, or employees or any of its products, services, businesses, practices, or internal procedures;

1.5 The confidentiality obligations relating to Confidential Information shall remain valid for an indefinite term.

1.6 The EMPLOYEE represents and accepts that all activities within the scope of his work for WHIRLPOOL were related to his employment contract with WHIRLPOOL and were developed with the use of resources provided by the latter, which rules out the application of art. 90 of Law No. 9.279/96.

1.7 The EMPLOYEE agrees, during the term of this Agreement and after its termination, not to disclose to third parties and not to use or reproduce, for his own benefit or for the benefit of third parties, by himself or through an intermediary, directly or indirectly, any data relating to the works developed by or entrusted to him and to the set of privileges, information, data, and knowledge (“Confidential Information”), under penalty of becoming subject to the sanctions set forth in this Agreement and in the applicable laws, including the indemnification of any losses suffered by WHIRLPOOL.

1.8 The EMPLOYEE represents and accepts that any inventions or improvements resulting from his employment contract with WHIRLPOOL shall belong exclusively to WHIRLPOOL and agrees to sign all documents and authorizations necessary for the applicable registrations to be obtained with the relevant authorities. In the case of a non-registrable activity or asset, the EMPLOYEE agrees not to challenge or litigate with WHIRLPOOL with respect to the inventions and improvements resulting from his employment contracts, always acknowledging and confirming that they are fully owned by WHIRLPOOL, as the case may be. The same shall apply in the field of copyright, it being understood that this Agreement shall be construed as the arrangement between the parties set forth in Law No. 9.610/98, which regulates copyright. The EMPLOYEE agrees to sign any papers that may be necessary so that the purposes set forth herein are always complied with.

1.9 Any use of Confidential Information or any disclosure without prior and specific written approval from WHIRLPOOL shall be deemed misuse and unauthorized disclosure.

1.10 If the EMPLOYEE is compelled to disclose Confidential Information by order of authority, in court proceedings or otherwise, or by operation of law, he shall immediately give notice of the fact to the Legal Department of WHIRLPOOL, with the necessary details and a copy of the subpoena, and wait for instructions before disclosing any information.

1.11 The EMPLOYEE agrees to make himself available to assist WHIRLPOOL, at all reasonable times on and after the Separation Date, with transitioning his duties as well as with any investigations, legal claims, or other matters concerning anything related to WHIRLPOOL. EMPLOYEE specifically agrees to make himself available to WHIRLPOOL upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide any -related documents and information he possesses or controls. “Cooperation” does not mean the EMPLOYEE must provide information favorable to the WHIRLPOOL; it means only that the EMPLOYEE will upon WHIRLPOOL’s request provide information he possesses or controls. If the Company requests EMPLOYEE’s Cooperation, it will reimburse him for reasonable expenses, provided he submits appropriate documentation for such time and expenses.

SECTION TWO – TERMINATION AMOUNT AND DISCRETIONARY TRANSITION PACKAGE GRANTED TO THE EMPLOYEE

2.1. PARTIES hereby agree that the Employment Contract of EMPLOYEE will be terminated, without cause, on March 31, 2023. On such date, the EMPLOYEE will resign from all management positions and all implied or express authority conferred upon him by WHIRLPOOL, unless otherwise provided by the Parties.

2.2 In return for the obligations assumed by the EMPLOYEE under this agreement, and on the condition that the EMPLOYEE performs, from now on, all his obligations under this Agreement, WHIRLPOOL shall provide him, in addition to the severance rights set forth in the Consolidation of Labor Laws (CLT) due to the EMPLOYEE’S contract termination, and his rights under the pension and long term incentive plans with a payment in the gross amount of R$934,545.00 to be paid in two semi-annual installments, the first becoming due on September 30, 2023 and the second on March 31, 2024; provided that any and all applicable legal charges shall be deducted from this amount.

2.3 The EMPLOYEE represents and accepts that the clauses negotiated under this Agreement are fair and reasonable, as well as necessary to protect the business and interests of WHIRLPOOL. WHIRLPOOL will be irreparably harmed if EMPLOYEE breaches this Agreement. Accordingly, EMPLOYEE agrees that any breach of this Section 2 would require EMPLOYEE to return to WHIRLPOOL, as a non-compensatory penalty, 50% of any consideration identified in Section 2.2 paid until the date of the breach. EMPLOYEE further represents and agrees that violation of any obligation set forth in this Agreement would be a material breach; that such breach would be an action against the interest of WHIRLPOOL, and that even money damages alone will not provide an adequate or complete remedy so, in addition to its other rights, WHIRLPOOL is also entitled to remedies of specific performance, injunctive relief (temporary, preliminary, and permanent) and any other legal or equitable relief allowed by law to protect it from an actual or threatened breach of this Agreement. The repayment referred to in this section shall not affect the validity of enforceability of the obligations set out under this agreement, which remain in full force and effect.

2.4 The EMPLOYEE represents and accepts that the amount set forth in Section 2.1 was the result of free negotiation between the PARTIES and is adequate compensation for the performance of all obligations assumed by him.

SECTION THREE – REPRESENTATIONS

3.1 As a determining condition for the execution of this agreement, the EMPLOYEE makes the following representations, being civilly and criminally responsible for their truthfulness:

(a) The execution of this Agreement and the performance of all his obligations and arrangements thereunder constitute a valid, effective, legal, and binding obligation of the EMPLOYEE and does not violate any court order, contract, commitment, option, or obligation that has been entered into or assumed by the EMPLOYEE, who is therefore required to keep this covenant always good and valuable;

(b) He is not aware of any material act or fact that has not been disclosed to WHIRLPOOL, the knowledge of which would cause WHIRLPOOL not to enter into this transaction or to enter into it on terms different from those established herein; and

(c) The EMPLOYEE agrees to indemnify WHIRLPOOL for all encumbrances, charges, costs, and expenses that may be borne, made, or incurred by WHIRLPOOL as a result of any non-performance of obligations under this Agreement.

SECTION FOUR – IRREVOCABILITY

4.1 This instrument is irrevocably and irreversibly executed by the PARTIES and shall be binding on them and on their assets, heirs, and successors in any capacity.

4.2 Due to the provisions of this Section Four, the PARTIES waive their right to terminate or cancel this Agreement and/or its clauses and provisions for any reason, under penalty of incurring in the fine established in Section 2.3. The sanctions set forth in this section may be claimed through an action for execution, in which case this Agreement shall serve as an extrajudicial enforceable instrument. No judicial discussion hereof shall interrupt or suspend the enforcement of this contract or exempt any of the PARTIES from the strict performance of the specific agreed-upon obligations.

4.3 The penalties established in this Section shall not limit in any way the use of any other judicial remedy by the non-defaulting party, including the right to seek specific performance and enforcement of the obligations under this Agreement.

SECTION FIVE – TERM

5.1 This Agreement is effective immediately as of its signature and, unless otherwise provided herein, it shall be effective for indefinite term.

CLAUSE SIX – EXTRAORDINARY EVENTS

6.1 The PARTIES also agree that, in the event of death of the EMPLOYEE during the period of employment contract, whether due to natural or accidental causes, all commitments assumed by WHIRLPOOL in this agreement will be honored.

SECTION SEVEN – TAXES

7.1 Any taxes levied on the payment referred to in Section 2.1 shall be paid and/or discharged by the party designated as the taxpayer or payor in charge under the law in force. WHIRLPOOL will withhold at source all relevant taxes as applicable under Brazilian law.

SECTION EIGHT – TOLERANCE

8.1 Any tolerance from either PARTY regarding any failure to timely and fully comply with the provisions of this Agreement shall constitute a mere indulgence, without implying a waiver, novation of or amendment to the agreed-upon terms and conditions, which shall only be admissible by a written statement executed by all of them.

SECTION NINE – NOTICES

9.1 The parties elect, as their respective domiciles, the locations indicated in the preamble, where they shall receive all notices, notifications, and communications, and they can be found there to discuss any matter relating to this Agreement.

SECTION TEN – RELEASE

10.1 The EMPLOYEE, upon receipt of the amount set forth in this Agreement, and without any coercion, grants irrevocable and irreversible discharge to WHIRLPOOL, as well as their partners, direct or indirect controllers, in Brazil or abroad, subsidiaries, companies of the same economic group, administrators, directors, representatives, employees, successors and assigns, past or present (separately and collectively, “Released Parties”), jointly and/or individually, with respect to any and all claims that the EMPLOYEE, his heirs, successors or assigns have or may have against the Released Parties, whether as lawsuits, demands, causes of action, obligations, damages or liabilities arising from any and all natures, in any way, including, but not limited to, any claims relating to the work provided to WHIRLPOOL and any other Released Party, the termination of employment and office positions or any other relationship maintained with companies belonging to the economic group of WHIRLPOOL, breach of contract or damages, including moral or personal damages, including, as an example, any consideration, compensation, salary, bonus, unvested RSUs and other types of equity, vacation, profit sharing, shareholding, job tenure, penalties applied, indemnities, benefits, in other words, any rights or obligations. In addition, the EMPLOYEE agrees not to bring any lawsuit, nor to be part of any group bringing a lawsuit against the Released Parties and will not advise or assist in lawsuits brought against the Released Parties, whether such lawsuits are brought on their behalf or on behalf of others, unless the EMPLOYEE is under a court order to do so.

SECTION ELEVEN – AMENDMENT

11.1 This agreement may only be amended by a written instrument executed by both PARTIES.

SECTION TWELVE – GOVERNING LAW AND DISPUTE RESOLUTION

12.1 The PARTIES agree that this agreement will be governed by and construed in accordance with the laws of the Federative Republic of Brazil, and that any and all disputes and/or claims arising out of or relating to this agreement and/or the employment, offices and their termination, shall be resolved by the competent courts in the City of São Paulo, State of São Paulo.

SECTION THIRTEEN – SIGNATURES

13.1 PARTIES agree to sign this agreement through digital or electronic signature platforms and expressly accept such means as valid, true and effective, in accordance with the laws in force on the matter. Therefore, the mandatory use of signatures of the PARTIES and/or witnesses is hereby waived through certificates issued by ICP-Brasil, and the Parties agree that any suitable means of digital certification of the authorship and integrity hereof, including, without limitation, the DocuSign Certification platform or the like, shall be valid with proof of their signatures.

a) The PARTIES represent and warrant, as of the date hereof, that (i) the signature of this instrument, once performed by electronic signature, shall be carried out by those who have full powers and capacity to do so, (ii) the electronic signature, once affixed to this instrument, shall represent the full understanding between the Parties as to its content and shall not be contested by the PARTIES, except in case of proven error or fraud, (iii) the signatories are solely responsible for the secrecy and use of the information necessary to obtain the electronic signature and for any damage or loss resulting from any misuse thereof, and (iv) they adopt security measures on their computers that prevent unauthorized access to the electronic signature mechanisms set forth in this section.

b) This agreement contains all the negotiations and understanding between the PARTIES in relation to disclosed confidential information during the employment and shall supersede any prior understandings, commitments or arrangements relating thereto, whether written or oral.

SECTION FOURTEEN – READING AND REVIEW

14.1 Each of the PARTIES represents and warrants that they have read and reviewed this Agreement, and understood the content, scope, purposes, and effects hereof, and, accordingly, have executed it as an instrument that fully and faithfully reflects their understandings, together with two witnesses, in two identical counterparts, for all legal purposes and effects.

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/s/ João Carlos Costa Brega March 24, 2023
João Carlos Costa Brega

/s/ Andrea Clemente
WHIRLPOOL S.A.

/s/ Andrea Clemente
Whirlpool Eletrodomésticos AM S/A

/s/ Andrea Clemente
Brasmotor Ltda.

/s/ Andrea Clemente
Whirlpool do Brasil Ltda

/s/ Andrea Clemente
HACEB Whirlpool Industrial S.A.S.

/s/ Andrea Clemente
Whirlpool Comercial Ltda.

/s/ Carey L. Martin
Whirlpool Corporation

Witnesses:

/s/ Cristina Maria Pereira Orefice
Name: Cristina Maria Pereira Orefice

/s/ Andrea Santos Del Giudice
Name: Andrea Santos Del Giudice